ACQUISITION AND JOINT DEVELOPMENT AGREEMENT

THIS ACQUISITION AND JOINT DEVELOPMENT AGREEMENT (the “Agreement”) made and entered into as of this 30th day of June, 2009, by and between Beard Dilworth, LLC, an Oklahoma limited liability company (“BDLLC”), RSE Energy, LLC, an Oklahoma limited liability company (“RSE”), True Energy Exploration, LLC, an Oklahoma limited liability company (“True Energy”), Royal Energy, LLC, an Oklahoma limited liability company (“Royal Energy”), The Beard Company, an Oklahoma corporation (“Beard”), Subsurface Minerals Group, LLC, an Oklahoma limited liability company (“SMG”) and Beard Oil Company, a Delaware corporation (the “Operator”). RSE, True Energy and Royal Energy are referred to collectively as the “Purchasing Parties.” The Purchasing Parties, BDLLC, Beard and SMG are referred to collectively as the “Dilworth Field Owners.” The Dilworth Field Owners and the Operator are referred to collectively as the “Parties.”

RECITATIONS

WHEREAS, BDLLC is engaged in the oil and gas industry and owns all rights, title and interest in, to and under all of the property and premises located in Kay County, Oklahoma, as more particularly described on Attachment A to this Agreement (the “Dilworth Field”), including but not limited to a 100% working interest in and to all oil, gas and other minerals (“Oil and Gas”) and all other substances, including but not limited to magnesium, bromine, and other elements (Other Substances”) underlying and which might be produced from, and certain fee interests covering land within, the Dilworth Field (the “Dilworth Field Working Interest” or “Working Interest”).

WHEREAS, the principals of SMG designed, funded, developed and demonstrated the viability of the concept for the development of the Dilworth Field.

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have executed a Joint Operating Agreement in substantially the form attached hereto as Exhibit A (the “Operating Agreement”), which, among other things, establishes an area of mutual interest encompassing interests of the Parties within the area described on Attachment B hereto (the “Area of Mutual Interest”).

WHEREAS, the Purchasing Parties wish to purchase from BDLLC the percentage of the Dilworth Field Working Interest set forth in this Agreement and BDLLC wishes to sell and assign such percentages of the Dilworth Field Working Interest to the Purchasing Parties, each under the terms of this Agreement.

WHEREAS, following the Closing of this Agreement, the Dilworth Field Owners will collectively own 100% of the Dilworth Field Working Interest on both a “before Payout” and an “after Payout” basis and desire to set forth certain terms and conditions that the Dilworth Field Owners have agreed upon with respect to the exploration, development and production of Oil and Gas from the Dilworth Field.

WHEREAS, in the event that the Parties hereafter endeavor to explore for, mine, develop, produce, and/or sell Other Substances from the Dilworth Field, the Parties may enter into a new development agreement with respect to such actions.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions set forth below, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

1.1	Transfer of Dilworth Field Working Interest.

(a)       Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, BDLLC hereby grants, bargains, and sells, and agrees to convey and assign of record to each Purchasing Party, and each Purchasing Party hereby purchases and accepts, the percentage of Dilworth Field Working Interest set forth in the table below.

Purchasing Party	Purchased Dilworth Field Working Interest

RSE	60.2857142880%
True Energy	7.5357142860%
Royal Energy	7.5357142860%

(b)       Retained Interest.  The interests described above are subject to a retained reversionary interest at “Payout” as described in Section 3.5 of this Agreement

(c)       The Relative Interests of the Parties.  The Dilworth Field Working Interest Owners agree that their respective Working Interest ownership in the Dilworth Field Working Interest after Payout (“APO”) shall be as set forth in Section 3.5 hereof, and that before Payout (“BPO”) such interests shall be as follows:

Dilworth Field Owner	BPO Working Interest

RSE	60.2857142880%
True Energy	7.5357142860%
Royal Energy	7.5357142860%
BDLLC	24.642857140%
Beard	0.0000000000%
SMG	0.0000000000%

(d)       Area of Mutual Interest.  In the event that the Parties determine that BDLLC or SMG owned any right, title or interest in the Area of Mutual Interest as of the date of this Agreement, other than its right, title and interest in the Dilworth Field (an “AMI Interest”), BDLLC or SMG, as applicable, shall take any and all actions necessary to transfer the AMI Interest to the Parties in the same proportion as each Party’s BPO Working Interest and such AMI Interests shall become part of the Dilworth Field for purposes of this Agreement.

1.2      Purchase Price.  At Closing and in consideration for the sale and assignment of the Dilworth Field Working Interests pursuant to Section 1.1(a) above, each Purchasing Party will pay to BDLLC by wire transfer of immediately available funds, the amounts set forth in the table below:

Purchasing Party	Purchase Price

RSE	$408,737.15
True Energy	$51,092.14
Royal Energy	$51,092.14
Total	$510,921.43

1.3      Special Warranty.  BDLLC warrants that no other party can claim any rights, title or interest in the Dilworth Field Working Interest, by, through or under BDLLC, but not otherwise.

1.4      Closing, Closing Place, Time and Date  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of McAfee & Taft A Professional Corporation, Two Leadership Square, Tenth Floor, 211 N. Robinson, Oklahoma City, Oklahoma, at 10:00 a.m., local time, on the date hereof, or at such other place and such other time and/or date as the Parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the “Closing Date”).

ARTICLE II

DEVELOPMENT PLAN

2.1      Designation of Operator.  The Dilworth Field Owners hereby designate the Operator as the operator of the Dilworth Field. Contemporaneously with Closing, each of the Parties shall execute and deliver the Joint Operating Agreement. Matters with respect to the operations of the Dilworth Field not specifically addressed in this Agreement shall be governed by the terms of the Joint Operating Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Joint Operating Agreement, the terms of this Agreement shall control.

2.2      Development Plan.  The Parties hereby agree that the exploration, development and production of the oil and gas in the Dilworth Field shall be undertaken and performed in all material respects in the manner set forth in the development plan attached hereto as Exhibit B (the “Development Plan”). The estimated total costs and expenses to complete the Development Plan are $5,275,000 (the “Estimated Development Plan Costs”). The timing of expenditures set forth in the Development Plan are only estimates and the actual timing of expenditures necessary to fund the Development Plan shall be determined by the Management Committee (defined in Section 5.1 below).

2.3	Funding the Development Plan.

(a)       Firm Capital Commitments.  Each Dilworth Field Owner hereby covenants, agrees and commits to provide capital to fund the Development Plan up to the amount set forth with respect to each Dilworth Field Owner in the table below (the “Firm Capital Commitments”). Because Beard and SMG own no BPO Working Interests, they are not required to make any Firm Capital Commitments. The Firm Capital Commitment of BDLLC is equal to the aggregate purchase price it received, pursuant to Section 1.2 of this Agreement, for the sale of the Dilworth Field Working Interests to the Purchasing Parties. The Firm Capital Commitment of each Purchasing Party is equal to each Purchasing Party’s proportionate share of the Estimated Development Plan Costs remaining after subtracting BDLLC’s Firm Capital Commitment from the Estimated Development Plan Costs ($5,275,000 - $510,921.43 = $4,764,078.57) based on each Purchasing Party’s BPO Working Interest (determined for each Purchasing Party by dividing that Purchasing Party’s BPO Working Interest by the total BPO Working Interests of all the Purchasing Parties).

Party	Firm Capital Commitment

RSE	$3,811,262.85
True Energy	$476,407.86
Royal Energy	$476,407.86
BDLLC	$510,921.43
Beard	$0.00
SMG	$0.00

(b)       Authorities for Expenditure.  Contributions of capital to meet Firm Capital Commitments shall be made pursuant to authorities for expenditure (“AFEs”) submitted to the Dilworth Field Owners by the Operator detailing the funds needed to fund a particular portion of the Development Plan. Each AFE shall provide a line-item cost estimate for the portion of the Development Plan covered by such AFE and shall specify the total dollar amount of Firm Capital Commitment required to be paid by each Dilworth Field Owner based on that Dilworth Field Owner’s proportionate share of Firm Capital Commitments (determined for each Dilworth Field Owner by dividing that Dilworth Field Owner’s Firm Capital Commitment by the Estimated Development Plan Costs).

(c)       Firm Capital Commitment Payments.  At Closing, each Dilworth Field Owner that is required to make Firm Capital Commitments shall elect to fund its Firm Capital Commitment pursuant to one of the following two alternative methods:

(1)       Full Funding Method.  Each Dilworth Field Owner that chooses to fund its Firm Capital Commitment through the “Full Funding Method” (each, a “Full Funding Owner”) shall deposit, on the Closing Date, the full amount of such Dilworth Field Owner’s Firm Capital Commitment (as set forth in Section 2.3(a) above) into an escrow account with a commercial bank or other mutually agreeable party that has agreed to serve as escrow agent (the “Escrow Agent”) with respect to such escrow account. Each such escrow account shall be managed in accordance with the terms of an escrow agreement (the “Escrow Agreement”), which shall be executed and delivered at Closing by the applicable Full Funding Owner, the Operator and the applicable Escrow Agent. Each Escrow Agreement shall provide that: (i) the funds in the escrow account are the property of the Full Funding Owner; (ii) the funds in the escrow account may only be withdrawn by the Operator upon the Operator’s submission of duly executed written instructions to the Escrow Agent to withdraw funds, and (iii) any funds remaining in the escrow account following the completion of the Development Plan shall be distributed to the Full Funding Owner upon the receipt of written notice from the Operator that the Development Plan has been completed. The Operator shall only withdraw funds from a Full Funding Owner’s escrow account in an amount equal to that Full Funding Owner’s proportionate share of the total Firm Capital Commitment set forth in an AFE submitted to the Dilworth Field Owners by the Operator. Notwithstanding the foregoing, in lieu of depositing the full amount of its Firm Capital Commitment with an Escrow Agent, a Full Funding Owner may pay such amount directly to the Operator on the Closing Date. The Operator shall use such Firm Capital Commitments only to pay such Full Funding Owner’s proportionate share of the Estimated Development Plan Costs.

(2)       Installment Funding Method.  Each Dilworth Field Owner that chooses to fund its Firm Capital Commitment through the “Installment Funding Method” (each, an “Installment Funding Owner”) shall pay its proportionate share of the Firm Capital Commitment called for in each AFE to the Operator within 15 days of the date of each such AFE (the “Installment Funding Deadline”). At Closing, each Installment Funding Owner shall deliver a letter of credit from a commercial bank for an amount equal to such Installment Funding Owner’s total Firm Capital Commitment (as set forth in Section 2.3(a) above) (the “Letter of Credit”) to fully secure the Installment Funding Owner’s obligation to fund its Firm Capital Commitment. Each Letter of Credit shall have a term of one (1) month. Thereafter, each month, the Installment Funding Owner shall obtain a Letter of Credit effective upon the date that the previous month’s Letter of Credit terminates in an amount equal to the remaining unpaid Firm Capital Commitment of such Installment Funding Owner. If an Installment Funding Owner fails to pay its proportionate share of the Firm Capital Commitment called for by an AFE by the Installment Funding Deadline, the Operator may make a demand for payment on the Letter of Credit by sending written notice of the Installment Funding Owner’s failure to pay accompanied by a copy of the AFE stating the dollar amount that such Installment Funding Owner was required to pay (the “Letter of Credit Demand”). Each Letter of Credit shall authorize the bank that issued the Letter of Credit to make payment under the Letter of Credit upon receipt of the Letter of Credit Demand.

2.4	Cost Overages.

(a)       Cost Overages.  Each Dilworth Field Owner shall also be responsible for paying its proportionate share of all costs and expenses of the Development Plan that exceed the Estimated Development Plan Costs, as applicable (the “Cost Overages”), based on each Party’s BPO Working Interest.

(b)       Payments of Cost Overages.  If the Operator submits any AFE that contains a request for any Cost Overages, the Operator shall clearly identify what part of the amount requested by the AFE represents Cost Overages and shall specify the total dollar amount of the Cost Overages attributable to each Dilworth Field Owner. The Dilworth Field Owners shall have thirty (30) days from the date of any AFE calling for a payment of Cost Overages (the “Cost Overage Deadline”) to (i) pay their proportionate share of the Cost Overages, or (ii) notify the Operator that such Dilworth Field Owner elects not to pay the Cost Overages.

(c)       Non-Consenting Owners.  Any Dilworth Field Owner that notifies the Operator of its election not to pay the Cost Overages pursuant to Section 2.4(b)(ii) above, or that does not pay its proportionate share of the Cost Overages by the Cost Overage Deadline shall be deemed to be a “Non-Consenting Owner.” Within ten (10) days of the Cost Overage Deadline, the Operator shall provide written notice to all Dilworth Field Owners that are not Non-Consenting Owners (the “Consenting Owners”) of the total amount of Cost Overages that were not paid by Non-Consenting Owners (the “Non-Consent Notice”). Each Consenting Owner shall have 10 days after delivery of the Non-Consent Notice to advise the Operator of its election to (i) not pay any portion of the Cost Overages of the Non-Consenting Owners, (ii) pay its proportionate share of the total Cost Overages of the Non-Consenting Owners (determined for each Consenting Owner by dividing that Consenting Owner’s BPO Working Interest by the BPO Working Interests of all Consenting Owners), or (iii) pay its proportionate share (as determined in (ii) above) of the total Cost Overages of the Non-Consenting Owners plus all or a portion of its proportionate share of any of the Cost Overages of the Non-Consenting Owners that any other Consenting Owner elected not to take under clause (ii) above (the “Non-Consent Election Notice”). Within 10 days of its receipt of all Non-Consent Election Notices, the Operator shall notify all Consenting Owners delivering a Non-Consent Election Notice of the total amount of Cost Overages of the Non-Consenting Owners that each such Consenting Owner has elected to pay. Each Consenting Owner shall pay those amounts within 10 days of receiving such notice. Amounts paid by any Consenting Owner under this Section 2.4(c) to cover any Cost Overages not paid by any Non-Consenting Owners are referred to hereafter as “Non-Consent Payments.”

2.5      Excess Firm Capital Commitments.  In the event that either the Development Plan is completed for less than the Estimated Development Plan Costs, as applicable, then: (i) the remaining Firm Capital Commitments of each Full Funding Owner shall be refunded to each such Full Funding Owner by either the Escrow Agent or the Operator, as applicable; or (ii) the obligation of each Installment Funding Owner to pay its remaining Firm Capital Commitment shall be terminated. Neither the BPO Working Interests nor the APO Working Interests (defined in Section 3.5 below) shall be adjusted in any way in the event that the Development Plan is completed for less than the Estimated Development Plan Costs, as applicable.

2.6      Completion of Development Plan.  The Management Committee (defined in Section 5.1 below) shall determine when the Development Plan is complete. The Operator shall provide the Dilworth Field Owners with written notice promptly following the completion of the Development Plan. Following the completion of the Development Plan, all costs and expenses shall be paid by the Dilworth Field Owners in accordance with the terms of the Joint Operating Agreement.

ARTICLE III

PAYOUT

3.1      Payout.  For purposes of this Agreement, “Payout” shall occur at such time as each of RSE, True Energy, Royal Energy and BDLLC (the “BPO Working Interest Owners”) have received a Net Return on Investment (defined below) from the sale of Oil and Gas from the Dilworth Field (“Dilworth Field Revenues”) equal to 3.5 times the sum of the following with respect to each BPO Working Interest Owner (the “BPO Working Interest Owner Payout Investment”):

(a)    the purchase price that such BPO Working Interest Owner paid for its BPO Working Interest as set forth in Section 1.2 of this Agreement, if applicable;

(b)    the Firm Capital Commitments paid by such BPO Working Interest Owner, less any amounts refunded pursuant to Section 2.5 above;

(c)    with respect to BDLLC only, $1,214,078.57 (which is an amount equal to the amount BDLLC initially paid for the Dilworth Field Working Interest, including expenses ($1,725,000) less the amount of BDLLC’s Firm Capital Commitment ($510,921.43));

(d)	the Cost Overages paid by such BPO Working Interest Owner; and

(e)    any Non-Consent Payments made by such BPO Working Interest Owner pursuant to Sections 2.4(c) of this Agreement.

3.2      Net Return on Investment.  For purposes of this Agreement, “Net Return on Investment” shall mean the cumulative cash received by any BPO Working Interest Owner from the sale of Oil and Gas production from the Dilworth Field net of any operating expenses, severance taxes, equipment costs, fees, commissions, work over costs, recompletion costs and other costs and expenses paid by such BPO Working Interest Ownerhereunder (“Dilworth Field Operating Expenses”).

3.3      Priority with Respect to Non-Consent Payments.  In the event that there is a Non-Consent Payment under Sections 2.4(c) of this Agreement, then, within 10 days after such Non-Consent Payment was made, each Non-Consenting Owner shall take any and all actions necessary to authorize the Operator to receive payments of Dilworth Field Revenues on such Non-Consenting Owner’s behalf and shall authorize and instruct the Operator to distribute its Dilworth Field Revenues to each Consenting Owner that made the Non-Consent Payment on the Non-Consenting Owner’s behalf in a proportionate amount (determined for each Consenting

Owner by dividing the total Non-Consent Payment made by that Consenting Owner by the total amount of the Non-Consent Payment) until such time as each Consenting Owner that made any Non-Consent Payment has received a Net Return on Investment equal to 3.5 times the amount of the Non-Consent Payment made by such Consenting Owner (the “Non-Consent Payout”). The Operator shall distribute any and all Dilworth Field Revenues in its possession following Non-Consent Payout to the Non-Consenting Owner. As soon as reasonably practicable following the Non-Consent Payout, the Operator shall take any and all actions necessary to ensure that subsequent payments of Dilworth Field Revenues be made directly to the Non-Consenting Owner in direct proportion to the Non-Consenting Owners’ BPO Working Interest.

3.4	Payout Statements.

(a)    Within 30 days after the end of each calendar quarter or as soon thereafter as is reasonably practicable, BDLLC shall furnish each BPO Working Interest Owner with a written report itemizing by type, date and amount all Dilworth Field Revenues received and all Dilworth Field Operating Expenses paid by such BPO Working Interest Owner during such calendar quarter (the “Payout Report”). Each Payout Report will contain a calculation of the BPO Working Interest Owner’s Net Return on Investment for such calendar quarter and for the period from the Closing Date through the end of that calendar quarter. In its discretion, BDLLC may furnish Payout Reports to the BPO Working Interest Owners as frequently as monthly.

(b)    Each BPO Working Interest Owner shall have 10 days following its receipt of each Payout Report to object in writing to the accounting set forth on that Payout Report. Any objection made to a Payout Report made by a BPO Working Interest Owner must be accompanied by supporting documentation showing support for such BPO Working Interest Owner’s objection. BDLLC and the BPO Working Interest Owner will work together to resolve any differences within 10 days of BDLLC’s receipt of the BPO Working Interest Owner’s objections. Following resolution of any such objections, BDLLC shall furnish such BPO Working Interest Owner with a revised Payout Report (the “Revised Payout Report”). The BPO Working Interest Owner may object to the Revised Payout Report and BDLLC and the BPO Working Interest Owner shall resolve any differences with respect to any Revised Payout Report in the same manner set forth above with respect to the Payout Report. This procedure shall continue until BDLLC and the objecting BPO Working Interest Owner agree that a Revised Payout Report is final or the BPO Working Interest Owner fails to timely object to a Revised Payout Report as required by this Section. If a BPO Working Interest Owner does not make a timely objection to a Payout Report or Revised Payout Report as provided above, the Payout Report, or Revised Payout Report, furnished by BDLLC shall be final and binding for the purposes of determining whether Payout has been met for such BPO Working Interest Owner.

(c)    As soon as practicable following such time as BDLLC determines that Payout has occurred, BDLLC shall prepare and furnish the BPO Working Interest Owners with a final Payout Report (the “Final Payout Report”) indicating that Payout has occurred and requesting each BPO Working Interest Owner to execute and deliver to BDLLC an acknowledgement and agreement that Payout has occurred (the “Payout Acknowledgement”).

Objections to the Final Payout Report shall be resolved in the manner set forth in Section 3.4(d) above. Each BPO Working Interest Owner agrees to execute the Payout Acknowledgement and deliver it to BDLLC within 10 days of its receipt, unless such BPO Working Interest Owner has an objection to the Final Payout Report, in which case, the BPO Working Interest Owner shall execute the Payout Acknowledgement and deliver it to BDLLC within 10 days following resolution of its objections.

3.5      After Payout Working Interests.  As soon as practicable following the date that the last BPO Working Interest Ownerexecutes and delivers the Payout Acknowledgement to BDLLC (the “Deemed Payout Date”) but in no event more than 10 days following the Deemed Payout Date, each BPO Working Interest Owner shall execute and deliver to Beard and/or SMG an Assignment, Conveyance and Bill of Sale in substantially the form attached hereto as Exhibit C (the “APO Assignment”), effective as of the Deemed Payout Date, conveying to Beard and/or SMG record title in the percentage of Dilworth Field Working Interests set forth for each BPO Working Interest Owner in the table below (the “After Payout Assignments”). The following table also sets forth the Dilworth Field Working Interests to be owned by each Party immediately following the effectiveness of the After Payout Assignments (the “APO Working Interest”) and indicates whether the After Payout Assignment is to be assigned to Beard and/or SMG.

Party	BPO Working Interest	After Payout Assignment	APO Working Interest	Assignee of APO Working Interest

RSE	60.2857142880%	36.1714285760%	24.1142857120%	SMG
True Energy	7.5357142860%	4.5214285720%	3.0142857140%	SMG
Royal Energy	7.5357142860%	4.5214285720%	3.0142857140%	SMG
BDLLC	24.642857140%	14.785714280%	9.857142860%	SMG (4.785714280%) Beard (10.0000000%)
Beard	0.000000000%	-	10.00000000%	-
SMG	0.000000000%	-	50.00000000%	-

ARTICLE IV

CLOSING DELIVERIES

4.1	BDLLC Closing Deliveries. BDLLC shall deliver the following at Closing:

(a)    A duly executed Assignment, Conveyance and Bill of Sale in substantially the form attached hereto as Exhibit D (the “BPO Assignment”) to each Purchasing Party conveying record title of the BPO Working Interests to each Purchasing Party in the percentages set forth in Section 1.1 of this Agreement;

(b)	A duly executed copy of the Joint Operating Agreement;

(c)    If BDLLC is electing the Full Funding Method pursuant to Section 2.3(c)(1), an Escrow Agreement meeting the requirements of Section 2.3(c)(1) duly executed by BDLLC and its Escrow Agent;

(d)     If BDLLC is electing the Full Funding Method pursuant to Section 2.3(c)(1), BDLLC deposit an amount equal to its Firm Capital Commitment in the escrow account maintained pursuant to the Escrow Agreement;

(e)    If BDLLC is electing the Installment Funding Method pursuant to Section 2.3(c)(2), a Letter of Credit meeting the requirements of Section 2.3(c)(2); and

(f)     A certificate duly executed by a Manager of BDLLC certifying (i) a true and complete copy of the Articles of Organization of BDLLC, (ii) a true and complete copy of the Operating Agreement of BDLLC, and (iii) a true and complete copy of the resolutions of the Board of Managers of BDLLC authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.2      Purchasing Party Closing Deliveries.  Each Purchasing Party shall deliver the following at Closing:

(a)    The purchase price for the BPO Working Interests that such Purchasing Party is required to pay to BDLLC pursuant to Section 1.2 of this Agreement;

(b)	A duly executed copy of the Joint Operating Agreement;

(c)    If such Purchasing Party is electing the Full Funding Method pursuant to Section 2.3(c)(1), an Escrow Agreement meeting the requirements of Section 2.3(c)(1) duly executed by such Purchasing Party and its Escrow Agent;

(d)    If such Purchasing Party is electing the Full Funding Method pursuant to Section 2.3(c)(1), such Purchasing Party shall deposit an amount equal to its Firm Capital Commitment in the escrow account maintained pursuant to such Purchasing Party’s Escrow Agreement;

(e)     If such Purchasing Party is electing the Installment Funding Method pursuant to Section 2.3(c)(2), a Letter of Credit meeting the requirements of Section 2.3(c)(2);

(f)     If such Purchasing Party is a limited liability company, a certificate duly executed by a Manager of such Purchasing Party certifying (i) a true and complete copy of the Articles of Organization of the Purchasing Party, (ii) a true and complete copy of the Operating Agreement of the Purchasing Party, and (iii) a true and complete copy of the resolutions of the Manager(s) of the Purchasing Party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(g)    If such Purchasing Party is a corporation, a certificate duly executed by an officer of such Purchasing Party certifying (i) a true and complete copy of the Certificate of Incorporation of the Purchasing Party, (ii) a true and complete copy of the Bylaws of the

Purchasing Party, and (iii) a true and complete copy of the resolutions of the Board of Directors of the Purchasing Party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.3      Operator Closing Deliveries.  The Operator shall deliver the following at Closing:

(a)	A duly executed copy of the Joint Operating Agreement; and

(b)    A duly executed copy of the Escrow Agreement for each Dilworth Field Owner that elected the Full Funding Method pursuant to Section 2.3(c)(1).

ARTICLE V

MANAGEMENT COMMITTEE

5.1      Management Committee.  The Operator shall operate the Dilworth Field subject to the direction and control of a management committee (the “Management Committee”) consisting of three members. Beard, RSE and True Energy shall each have the right to appoint one member of the Management Committee. Decisions of the Management Committee shall be made by a majority vote of the three members. In the event that the Cost Overages exceed $1,000,000 through completion of the Development Plan, RSE shall have the option to terminate this Section 5.1, in which event, the Management Committee shall be disbanded and the Dilworth Field shall be operated by the Operator subject to the terms and conditions set forth in the Joint Operating Agreement.

ARTICLE VI

TERMINATION

6.1      Termination.  This Agreement shall terminate and be of no further force and effect immediately following the time that all Purchasing Parties have made the After Payout Assignments pursuant to Section 3.5 of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1	Relationship of the Parties.

(a)       Tax Partnership.  The Parties agree to elect to be treated as a partnership for purposes of federal income taxation and certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. The Operator shall be the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Internal Revenue Code, as amended, (the “Code”), and shall have all of the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner’s express powers and duties under the Code.

The Tax Matters Partner shall not make any elections on the partnership level without the approval of the Management Committee.

(b)       No Other Partnership.  For every other purpose of this Agreement, the Parties do not intend to create, nor shall this Agreement be construed to create, a partnership between the parties nor does this Agreement render the parties hereto liable as partners. Nothing herein shall be construed as an authorization of one Party hereto to act as general agent for the other Party nor to permit either Party to act for or on behalf of the other Party outside the terms of this Agreement.

7.2      Paragraph Headings.  The headings in this Agreement are inserted solely for reference and do not constitute substantive matter to be considered in construing the terms of this Agreement.

7.3      Entire Agreement.  This Agreement contains the entire agreement between the Parties hereto. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect. No variations, modifications or changes herein or hereof shall be effective unless evidenced by a written document executed by the Parties hereto.

7.4      Governing Law; Venue.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Oklahoma. Venue for any proceeding under this Agreement shall be the District Court of the State of Oklahoma having jurisdiction over the parties or the Dilworth Field.

7.5      Remedies.  The Parties acknowledge that the economic interests addressed in this Agreement are unique, that any claim for monetary damages may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. Accordingly, no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any Party, in order that such relief may be expeditiously obtained by an aggrieved Party. All Parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any Party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In the event that judicial action is required in order to resolve any dispute or controversy arising under or in connection with this Agreement, or any part thereof, the prevailing Party shall be entitled to recover its attorney’s fees from the unsuccessful Party.

7.6      No RSE Claim to Sovereign Immunity.  RSE makes and shall make no claim to possessing any sovereign immunity from any suit that a party may file for a cause arising hereunder and brought to protect and enforce its rights hereunder, whether by a suit in equity, transaction at law or other appropriate proceeding, and whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise; provided, that nothing herein waives nor shall it be construed as waiving in any matter, for any action, in any forum the sovereign immunity from suit possessed by the Chickasaw Nation and/or the Chickasaw Nation Division of Commerce.

7.7      Further Assurances.  Each of the Parties hereto shall at all times do all such further acts and execute and deliver such additional documents and instruments as may be necessary and reasonable, which are required in order to fully perform all the terms, conditions and provisions of this Agreement.

7.8      Amendments.  Notwithstanding anything to the contrary contained herein, any amendment to this Agreement must be agreed to in writing by the Parties hereto.

7.9      Notices.  All notices hereunder shall be sufficiently given (and deemed made) for all purposes hereunder if in writing, and (a) delivered personally on the date received, or (b) to the extent receipt is confirmed, sent by telecopy, fax, or other electronic transmission service, or (c) sent by overnight delivery service on the date received, to the appropriate address or number as set forth below:

Notices to BDLLC:	Beard Dilworth, LLC

301 N.W. 63rd Street, Suite 400

Oklahoma City, Oklahoma 73116

Attention: Herb Mee, Jr.

Fax: (405) 842-9901

Email: hmee@beardco.com

Notices to RSE:	RSE Energy, LLC

210 North Broadway

Ada, Oklahoma 74820

Attention: David Taylor
Fax: (580) 559-0809
Email: david.taylor@chickasaw.net

Notices to True Energy:	True Energy Exploration, LLC

P.O. Box 2643

Ada, Oklahoma 74821

Attention: Kevin G. Cantrell
Fax: (580) 421-9930
Email: kcantrell@trueenergyservices.com

Notices to Royal Energy:	Royal Energy, LLC

11330 County Road 3560

Ada, Oklahoma 74820

Attention: Robert R. Cantrell
Fax: (580) 332-5503
Email: bob@bobcantrell.com

Notices to Beard:	The Beard Company

301 N.W. 63rd Street, Suite 400

Oklahoma City, Oklahoma 73116

Attention: Herb Mee, Jr.

Fax: (405) 842-9901

Email: hmee@beardco.com

Notices to SMG:	Subsurface Minerals Group, LLC

301 N.W. 63rd Street, Suite 400

Oklahoma City, Oklahoma 73116

Attention: Scott Small
Fax:	(405) 842-9901

Email: ssmallcmc@aol.com

Notices to the Operator:	Beard Oil Company

301 N.W. 63rd Street, Suite 400

Oklahoma City, Oklahoma 73116

Attention: Herb Mee, Jr.

Fax: (405) 842-9901

Email: hmee@beardco.com

7.10    Successors and Assigns.  This Agreement and the rights hereunder shall not be assigned by any Party hereto without the prior written consent of the other Parties hereto, which consent shall not unreasonably be withheld. No Party may sell, assign or transfer its BPO Working Interests without the prior written consent of the other Parties hereto, which consent shall not unreasonably be withheld. Any approved assignment of BPO Working Interests shall require the assignee of such BPO Working Interests to be bound by the terms and conditions of this Agreement and the Operating Agreement, with any necessary amendments.

7.11    Severability and Construction.  If any term or provision of this Agreement is found to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not materially affected in any adverse manner. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.12    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by and on behalf of each of the Parties as of June 30, 2009.

Beard Dilworth, LLC

By:	/s/ W.M. Beard

Name: W. M. Beard

Title: Manager

RSE Energy, LLC

By:	/s/ David Taylor

Name: David Taylor

Title: Manager

True Energy Exploration, LLC

By:	/s/ Kevin G. Cantrell

Name: Kevin G. Cantrell

Title: Manager

Royal Energy, LLC

By:	/s/ Robert R. Cantrell

Name: Robert R. Cantrell

Title: Manager

The Beard Company

By:	/s/ Herb Mee, Jr.

Name: Herb Mee, Jr.

Title: President

Subsurface Minerals Group, LLC

By:	/s/ Scott Small

Name: Scott Small

Title: Manager

Beard Oil Company

By:	/s/ Herb Mee, Jr.

Name: Herb Mee, Jr.

Title: President

ATTACHMENT A

DILWORTH FIELD

All right, title, and interest of BDLLC in any oil and gas leaseholds, minerals, royalty interests, brine leases, wellbores, equipment, contracts, easements, agreements, and general tangibles and intangibles related to the following lands in Kay County, Oklahoma or used or obtained in connection therewith:

Section	LEGAL DESCRIPTION

17	NW/4 of Section 17-28N-1E
17	SW/4 of Section 17-28N-1E
17	S/2 NE/4 SE/4 & NE/4 NE/4 SE/4 & NW/4 NE/4 SE/4 & NW/4 SE/4 of Section 17-28N-1E
17	SE/4 SE/4 & SE/4 SW/4 SE/4 & SW/4 SW/4 SE/4 & N/2 SW/4 SE/4 of Section 17-28N-1E
18	NE/4 of Section 18-28N-1E
20	W/2 NW/4 NE/4 of Section 20-28N-1E
20	NW/4 of Section 20-28N-1E

And all right, title, and interest of BDLLC in and to the surface estate including any structures thereon of the following lands in Kay County, Oklahoma:

Section	LEGAL DESCRIPTION

17	NW/4 of Section 17-28N-1E
20	NW/4 of Section 20-28N-1E

ATTACHMENT B

AREA OF MUTUAL INTEREST

The Parties establish an Area of Mutual Interest in Kay County, Oklahoma, more particularly described as follows:

Sections 12, 13, 24, 25, of Township 28 North, Range 1 West, Kay County, Oklahoma; and

Sections 7, 8, 9, 16, 17, 18, 19, 20, 21, 28, 29, 30 of Township 28 North, Range 1 East, Kay County, Oklahoma,